Exhibit 99.1

Dec. 9, 2013

Contacts:	Susan Armitage	Melissa Cohlmia
	VP, Corporate Communications	Director, Corporate Communication
	Molex Incorporated	Koch Companies Public Sector, LLC
	630-527-4561	316-828-3756
	Susan.armitage@molex.com	Melissa.cohlmia@kochps.com

KOCH INDUSTRIES, INC. COMPLETES PURCHASE OF MOLEX INCORPORATED

WICHITA, KANSAS/LISLE, ILLINOIS — Koch Industries, Inc. has completed its $7.2 billion acquisition of Molex Incorporated (NASDAQ: MOLX, MOLXA), a global electronic components company.

The acquisition was finalized through the merger of Koch Industries’ wholly owned subsidiary, Koch Connectors, Inc., with and into Molex. As a result of the merger, Molex is now an indirect wholly-owned subsidiary of Koch Industries, Inc., retaining its name and headquarters in Lisle, Illinois. The company will continue to be operated by its current management team.

Under the merger agreement, all of the outstanding shares of Molex, including the Common Stock, the Class A Common Stock and the Class B Common Stock were converted into a right to receive $38.50 per share in cash, plus an adjustment of $0.18 per share representing a pro rata portion of the regular quarterly cash dividend.

“We’re pleased to welcome Molex’s 36,000 talented leaders and employees to Koch,” said Charles Koch, chairman and chief executive officer of Koch Industries. “Molex is a great company that creates real value for its customers and society and matches up well with our culture and core capabilities.”

Dave Robertson, president and COO of Koch Industries said, “This acquisition represents a new platform for growth and innovation for us. We’re looking forward to applying our Market-Based Management® philosophy at Molex to help identify and capture additional opportunities.”

“Now that the transaction has closed, we are eager to move forward with our new owners,” said Martin Slark, chief executive officer of Molex. “We believe that combining the global strengths of Molex and Koch will create an exciting future for all our stakeholders.”

As a result of the merger, Molex shares will no longer be listed on the NASDAQ Global Select Market, the London Stock Exchange, or any other securities exchange. Molex will file a Certification on Form 15 with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to suspend Molex’s reporting obligations under Sections 13(a) and 15(d) of the Exchange Act.

# # #

About Koch Industries, Inc.

Based in Wichita, Kan., Koch Industries, Inc. is one of the largest private companies in America with annual revenues of about $115 billion. It owns a diverse group of companies involved in refining, chemicals and biofuels; forest and consumer products; fertilizers; polymers and fibers; process and pollution control equipment and technologies; minerals; commodity trading and services; ranching; glass; and investments. Since 2003, Koch companies have invested about $60 billion in acquisitions and other capital expenditures. With a presence in nearly 60 countries, Koch companies employ about 60,000 people worldwide. In 2012, Koch companies employed nearly 50,000 people in the United States and paid compensation and benefits totaling more than $4 billion. From January 2009 to present, Koch companies earned about 770 awards for safety, environmental excellence, community stewardship, innovation, and customer service. For more information, visit www.kochind.com.

About Molex Incorporated

Molex Incorporated is a 75-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, the company operates 45 manufacturing locations in 17 countries and employs more than 36,000 people globally. Molex offers approximately 100,000 products through direct salespeople and authorized distributors. Markets that Molex serves include mobile devices, infotech, consumer electronics, automotive, telecommunications, industrial, medical, military and aerospace. Sales for the fiscal year ended June 30, 2013 were $3.6 billion. More than 70 percent of Molex’s revenues come from products sold outside the United States. The Molex website is www.molex.com.